Shearman & Sterling LLP is a limited liability partnership organized in the
United States under the laws of the State of Delaware, which laws limit the personal liability of partners.

                     [SHEARMAN & STERLING LLP LETTERHEAD]

                                 July 1, 2005

Oppenheimer Tremont Market Neutral Fund LLC
Two World Financial Center
225 Liberty Street, 11th Floor
New York, NY  10281-1008

Ladies and Gentlemen:

            You have requested our opinion whether the "check the box"
election under Treas. Reg. Section 301.7701-3(c)(1)(i) by Oppenheimer Tremont
Market Neutral Fund LLC (the "Fund") to be treated as a corporation, which will elect to be treated as a regulated investment company for federal income tax purposes (a "RIC"), would qualify for non-recognition treatment under
Section 351(1) and would be taxable for federal income tax purposes to the members of the Fund.

            For purposes of this opinion, we have reviewed the Registration
Statement filed with the Securities and Exchange Commission (the "SEC") on
April 22, 2005 and the Schedule to the Tender Offer Statement filed with the
SEC on April 25, 2005 for the Fund.  Based on these documents and our conversations with you, we understand and assume that the material facts with respect to the relevant transactions are as follows:

            The Fund is a limited liability company registered under the
Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end management investment company.  The Fund is treated as a partnership for federal income tax purposes.

            The Fund's investment strategy objective is to seek long-term capital gain appreciation while attempting to generate positive returns over various market cycles.  The Fund pursues this objective by investing primarily in private investment partnerships and similar investment vehicles that are managed by a select group of alternative asset managers.  Interests in the Fund are offered and may be purchased on a monthly basis.  The Fund's investment advisor is OppenheimerFunds, Inc. (the "Advisor").  The Advisor is
responsible for developing, implementing and supervising the Fund's investment program.

            The Fund invests in approximately 15 to 25 private investment partnerships and similar investment vehicles ("Investment Funds").  The overall portfolio of the Fund (looking through to the underlying investments of the Investment Funds) is highly diversified.  The Investment Funds invest mostly in stocks and securities.

            The Fund desires to reorganize as a corporation that will elect to be treated as a RIC for federal income tax purposes.  Accordingly, the
Fund will (i) make a "check the box" election under Treas. Reg. Section
301.7701-3(c)(1)(i) to be treated as a corporation for federal income tax purposes and (ii) elect to be treated as a RIC (the "Reorganization").  The
RIC will follow the same investment objective and strategy as those currently followed by the Fund.  Shares in the RIC will continue to be offered for purchase on a monthly basis on the same basis as interests in the Fund are currently offered.

             We have also relied on the representations made by the Advisor in a letter dated July 1, 2005 and we have assumed that such representations are true, correct and complete.

            Based upon the foregoing, in reliance thereon and subject
thereto, and based further upon the Code, Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service
("IRS") and judicial decisions (all as in effect on the date hereof and all of which may be subject to change, possibly on a retroactive basis), we are of the opinion that, for federal income tax purposes, the Reorganization should qualify for non-recognition of gain or loss under Section 351 and should not be taxable to the members of the Fund.

            No opinion is expressed as to any other matter, including the reasonableness of the assumptions relied upon by us in rendering the opinion set forth above.  We do not undertake to advise you as to any future changes in federal tax law that may affect our opinion.  Our opinion is not binding upon the IRS or a court of law and will not preclude the IRS or a court of law from adopting a contrary conclusion.

            Our opinion is being furnished to you solely for your benefit and may not be relied upon by any other person or for any other purpose without our prior written consent.

            Very truly yours,

            /s/ Shearman & Steling

RJB:MG
MBS

(1)   Section references are to the Internal Revenue Code of 1986, as amended
      (the "Code").